UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2023

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079

(Address of principal executive offices, including ZIP code)

(201) 343-5202

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NEPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nephros, Inc. (the “Company”) appointed Judy Krandel as its Chief Financial Officer, effective November 1, 2023. Ms. Krandel was not appointed pursuant to any arrangement or understanding with any person, and Ms. Krandel does not have any family relationships with any directors or executive officers of the Company. Ms. Krandel has not had a direct or indirect material interest in any transaction with the Company since January 1, 2021, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Prior to joining the Company, Ms. Krandel, age 58, most recently served as Chief Financial Officer of Recruiter.com, a position she held from June 2020 to June 2023. From November 2016 to December 2019, she served as Chief Financial Officer, and then Senior Business Development Consultant for Paltalk, Inc. (f/k/a PeerStream, Inc.). From March 2012 to November 2016, Ms. Krandel was the Portfolio Manager for Juniper Investment Company, a small-cap hedge fund. Ms. Krandel spent the earlier part of her career as an equity analyst and portfolio manager focusing on small-cap public equities. She has previously sat on the board of directors of Lincoln First Bancorp, Snap Interactive and Cynergistek in the banking, digital media and healthcare cybersecurity industries. She is a graduate of the Wharton School of Business of the University of Pennsylvania with a degree in finance and the Booth School of Business of the University of Chicago with an M.B.A. in finance and accounting.

Ms. Krandel’s employment with the Company is subject to the terms of a letter agreement dated July 28, 2023 (the “Employment Agreement”). In accordance with the Employment Agreement, Ms. Krandel will receive an initial base salary of $140,000 and will be eligible for an annual performance bonus targeted at 25% of her annualized base salary, based primarily on Company performance and other performance objectives established by the Board of Directors. In addition, pursuant to the Employment Agreement, Ms. Krandel received a 10-year stock option to purchase an aggregate of 122,524 shares of the Company’s common stock as an inducement grant outside the Company’s 2015 Equity Incentive Plan pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”), which option is exercisable at a price per share equal to $1.71, the closing price of the Company’s common stock on November 1, 2023. Ms. Krandel’s right to purchase the shares will vest and become exercisable, subject to her continued employment, as to 25% of the shares on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will thereafter vest and become exercisable in twelve approximately equal quarterly installments.

The foregoing summaries are qualified in their entirety by reference to the full text of the Employment Agreement and the Inducement Award, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

On November 1, 2023, in connection with Ms. Krandel’s appointment as Chief Financial Officer, Andrew Astor resigned as the Company’s Chief Financial Officer. The Company and Mr. Astor expect that he will continue his employment with the Company through approximately December 31, 2023, during which time he will devote his time assisting Ms. Krandel in the transition.

A copy of the press release announcing these executive changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Nephros, Inc. Press Release, dated November 1, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: November 6, 2023	By:	/s/ Robert Banks
Robert Banks
Chief Executive Officer